Exhibit 10.56a

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Second Amendment”), dated August 28, 2008, is entered into by and among MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), MARTELL ELECTRIC, LLC, an Indiana limited liability company (“Martell”), HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK”), MAGNETECH POWER SERVICES, LLC, an Indiana limited liability company (“MPS”), IDEAL CONSOLIDATED, INC., an Indiana corporation (“Ideal”), 3-D SERVICE, LTD., an Ohio limited liability company (“3D”), and AMERICAN MOTIVE POWER, INC., a Nevada corporation (“AMP” and together with MISCOR, MIS, Martell, HK, MPS, Ideal and 3D, the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Borrowers and the Lender are parties to a Credit and Security Agreement dated January 14, 2008, as amended by the First Amendment to Credit and Security Agreement dated April 15, 2008 (the “Credit Agreement”).

The Borrowers have advised the Lender that AMP has created a Canadian subsidiary known as AMP Rail Services Canada, ULC and have requested that the Lender permit loans by AMP to such subsidiary from time to time, which the Lender is willing to do pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement shall be amended by adding or amending, as applicable, the following definitions:

“AMP-Canada” means AMP Rail Services Canada, ULC, an Alberta corporation and a wholly owned subsidiary of AMP.

“Book Net Worth” means the aggregate of the Stockholders’ equity in the Borrowers and AMP-Canada, determined on a consolidated basis in accordance with GAAP.

“Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line Amount; or

(b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           The lesser of (A) the sum of (1) the product of the Accounts Advance Rate times Eligible Accounts of each of MIS, HK, MPS, 3D, Martell, Ideal and AMP, plus (2) the lesser of (w) the product of the Accounts Advance Rate times the Eligible AMP-Canada Accounts, or (x) $500,000, plus (3) the lesser of (y) the product of the Special Accounts Advance Rate times Eligible Progress Accounts of each of Martell and Ideal, or (z) $2,000,000, or (B) $13,750,000, less

(ii)           The Borrowing Base Reserve, less

(iii)           The Personal Property Tax Reserve, less

(iv)           The Real Estate Tax Reserve, less

(v)           The Landlord Reserve, less

(vi)           Indebtedness that any Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of each Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to any Borrower by Lender that is not described in Article II of this Agreement.

“Collateral Assignment” means that certain Collateral Assignment from AMP the Lender dated August ____, 2008 pursuant to which AMP has collaterally assigned to the Lender its interests in each of the Intercompany Note and that certain Hypothec on Movanles between AMP-Canada and AMP.

“Current Maturities of Long Term Debt” means as of a given date, the amount of each Borrower’s  and AMP-Canada’s  long-term debt (other than Revolving Advances) and capitalized leases which became due during the fiscal year-to-date period ending on the designated date.

“Eligible AMP-Canada Accounts” means, as to AMP-Canada, all unpaid Accounts of AMP-Canada which otherwise constitute Eligible Accounts (as if AMP-Canada were a Borrower) provided that such Accounts may be denominated in Canadian dollars.

“Intercompany Note” means AMP-Canada’s promissory note, payable to the order of AMP, as the same may be renewed or amended from time to time, and all replacements thereto.

“Net Income (Loss)” means the Borrowers’ and AMP-Canada’s aggregate fiscal year-to-date after-tax net income (loss) from continuing operations, including extraordinary, non-operating or non-cash losses but excluding extraordinary, non-operating or non-cash gains, all as determined on a consolidated basis in accordance with GAAP.

“Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, the Patent and Trademark Security Agreement, the Mortgage, the Collateral Pledge Agreement, the Collateral Assignment and any other document delivered to the Lender from time to time to secure the Indebtedness.

“Unfinanced Capital Expenditures” means Capital Expenditures for which a Borrower or AMP-Canada, as applicable, has not become indebted to another party or incurred a contractual liability (other than to the Lender).

2.           Amendment of Section 6.2(c).  Section 6.2(c) of the Agreement shall be amended to read as follows:

(c)           Capital Expenditures.  The Borrowers and AMP-Canada, collectively, will not incur or contract to incur Capital Expenditures of more than Two Million Dollars ($2,000,000) in the aggregate during fiscal year 2008 or One Million Five Hundred Thousand Dollars ($1,500.000.00) during any fiscal year thereafter during the term hereof, with no more than One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to be paid from the Borrowers’ and AMP-Canada’s working capital in fiscal year 2008, and no more than Five Hundred Thousand ($500,000.00) to be paid from working capital in any fiscal year thereafter.

3.           Addition of Section 6.6(f).  A new Section 6.6(f) shall be added to the Agreement to read as follows:

(f)           Equity investments in and loans to AMP-Canada by AMP not to exceed $1,000,000 in the aggregate at anytime outstanding.

4.           No Other Changes.  Except as explicitly amended by this Second Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5.           Canadian Treasury Management Services.  The Borrowers acknowledge and agree that as an accommodation to the Borrowers the Lender has agreed to enter into or to cause an affiliate of the Lender to enter into one or more agreements pursuant to which the Lender, acting through its International Treasury Management department would provide lockbox and other treasury management services to AMP-Canada.  The Borrowers further agree that to the extent there are any unpaid liabilities of AMP-Canada arising out of such treasury management services, such unpaid liabilities shall be paid by the making of Revolving Advances under the Credit Agreement and shall be Indebtedness thereunder.  The Borrowers further acknowledge that the Lender intends to impose a reserve against Availability of not less than $100,000 in respect of such potential liabilities.

6.           Conditions Precedent.  This Second Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           The Collateral Assignment, duly executed by AMP, together with the original executed Intercompany Note, duly endorsed to the Lender, and the Hypotech on Movables, duly executed by AMP and AMP-Canada.

(b)           Evidence acceptable to the Lender that AMP’s security interest in the assets of AMP-Canada has been properly perfected, including an opinion of Borrowers’ Canadian counsel as to the same, and evidence that such perfected security interest has been properly assigned to the Lender.

(c)           With respect to each Borrower, a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors or manager, as applicable, of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the Constituent Documents of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary issued in connection with the original execution of the Credit Agreement, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been previously certified to the Lender as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(d)           Such other matters as the Lender may require.

7.           Representations and Warranties.  Each Borrower (as to such Borrower) hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment, and as to AMP, the Collateral Assignment, and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment, as to AMP, the Collateral Assignment, and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment, and as to AMP, the Collateral Assignment, and any other agreements or instruments required hereunder have been duly authorized by all necessary action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Constituent Documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

8.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

9.           No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

10.           Release.  Each Borrower hereby absolutely and unconditionally release and forever discharge the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11.           Fees, Costs and Expenses.  Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto and, in consideration of the Lender’s agreements set forth herein, a fully earned, non-refundable accommodation fee of Five Thousand Dollars ($5,000.00).  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

12.           Miscellaneous.  This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signatures appear on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		MISCOR GROUP, LTD.

By:	/s/ Ronald H. Yandry	By:	/s/ John A. Martell
	Ronald H. Yandry, Vice President		John A. Martell, Chief Executive Officer

MAGNETECH INDUSTRIAL SERVICES, INC.		MARTELL ELECTRIC, LLC

By:	/s/ John A. Martell	By:	/s/ John A. Martell
	John A. Martell, Chief Executive Officer		John A. Martell, Chief Executive Officer

HK ENGINE COMPONENTS, LLC		MAGNETECH POWER SERVICES, LLC

By:	/s/ John A. Martell	By:	/s/ John A. Martell
	John A. Martell, Chief Executive Officer		John A. Martell, Chief Executive Officer

IDEAL CONSOLIDATED, INC.		3-D SERVICE, LTD.

By:	/s/ John A. Martell	By:	/s/ John A. Martell
	John A. Martell, Chief Executive Officer		John A. Martell, Chief Executive Officer

AMERICAN MOTIVE POWER, INC.

By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer